Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of New Senior Investment Group Inc. and Subsidiaries for the registration of common stock, preferred stock, depositary shares, debt securities, warrants, subscription rights, purchase contracts and purchase units and to the incorporation by reference therein of our report dated February 27, 2018, except for the effects of the retrospective adoption of the updated accounting standard discussed in Note 2, as to which the date is June 20, 2018, with respect to the consolidated financial statements and schedule of New Senior Investment Group Inc. and Subsidiaries included in its Current Report on Form 8-K dated June 20, 2018, and our report dated February 27, 2018, with respect to the effectiveness of internal control over financial reporting of New Senior Investment Group Inc. and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2017, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

June 20, 2018